SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2003

MAPICS, INC.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-18674 (Commission File Number)	04-2711580 (IRS Employer Identification No.)

1000 Windward Concourse Parkway, Suite 100

Alpharetta, Georgia 30005

(Address of Principal Executive Offices)

678-319-8000

(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets.

On February 18, 2003, MAPICS, Inc. (“MAPICS”) acquired by merger (the “Acquisition”) Frontstep, Inc., an Ohio corporation (“Frontstep”). The Acquisition was consummated in accordance with that certain Agreement and Plan of Merger dated November 24, 2002, as amended, by and among MAPICS, FP Acquisition Sub, a Georgia corporation and a wholly owned subsidiary of MAPICS (“Merger Corp.”), and Frontstep (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Corp. merged with and into Frontstep, with Frontstep being the surviving corporation and becoming a wholly owned subsidiary of MAPICS. The terms of the Merger Agreement resulted in the acquisition of all outstanding shares of capital stock of Frontstep in exchange for approximately 4.2 million shares of MAPICS common stock, $.01 par value per share, and the assumption of approximately $20.1 million of Frontstep debt as well as certain outstanding stock options and warrants. In connection with the Acquisition, MAPICS entered into a new $30 million credit facility with SunTrust Bank, Fifth Third Bank and Key Corporate Capital Inc., which was used to finance the existing Frontstep debt assumed in the merger.

Item 5.    Other Events.

See the registrant’s press release attached hereto as Exhibit 99.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAPICS, INC. (Registrant)

Date: February 19, 2003	By:	/s/ MARTIN D. AVALLONE
Martin D. Avallone Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit	Description

2.1	Agreement and Plan of Merger dated November 24, 2002, as amended, by and among MAPICS, Inc., FP Acquisition Sub, Inc. and Frontstep, Inc. (Incorporated by reference to Current Report on Form 8-K dated November 25, 2002)

99.1	Revolving Credit and Term Loan Agreement dated as of February 18, 2003

99.2	Press release dated February 19, 2003